NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

RETURN OF PREMIUM DEATH BENEFIT OPTION with the SPOUSAL PROTECTION FEATURE

To Individual Single Purchase Payment Deferred Annuity Contract with Index-Linked Strategies

GENERAL INFORMATION REGARDING THIS OPTION

The Return of Premium Death Benefit Option with Spousal Protection Feature (“Option”) is made part of the Contract to which it is attached and is effective on the Date of Issue. This Option is only available at the time of application. To the extent any provisions contained in this Endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this Option will control. Terms not defined or described in this Option have the meaning given to them in the Contract.

On the date the application is signed, the Annuitant must be no older than the Maximum Annuitant Age for Return of Premium Death Benefit shown on the Option Specifications Page, and the Contingent Annuitant, if applicable, must be no older than the Maximum Contingent Annuitant Age for Return of Premium Death Benefit shown on the Option Specifications Page. The benefits described in this Option will cease upon termination of the Contract or Annuitization.

The value of the Death Benefit described in this Option cannot be surrendered, in full or in part, until after the death of the Annuitant (or, if the Spousal Protection Feature applies, after the death of either Co-Annuitant).

The Option is irrevocable. However, because the purpose of this Option is to provide a guaranteed minimum death benefit to the Contract Owner, the Option will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in the Death Benefit section of this Option.

Option Fee

When this Option is elected, Nationwide deducts an additional fee called the Option Fee. The Option Fee is shown on the Option Specifications Page. The Option Fee will be deducted proportionally from the Index Strategies in which the Contract Owner is allocated based on the Contract Value in the Index Strategies at the time the Option Fee is assessed. The Option Fee is not assessed on amounts allocated to the Fixed Strategy. The Option Fee is deducted on each Quarterversary after the Date of Issue and is calculated as follows:

Total of all Index Strategy Values on a Quarterversary	X	Option Fee
4

The Option Fee will cease upon Annuitization or if the Contract is terminated.

Death Benefit

Prior to the Annuitization Date while the Contract is in force, the Death Benefit is equal to the greater of the following on the date the Death Benefit is payable:

1)	Contract Value; or

2)	the Purchase Payment made to the Contract reduced by any partial withdrawals in the proportion that such partial withdrawal reduced the Contract Value on the date of the partial withdrawal.

VAZZ-0206AO	1	(Standard) (5/2023)

On the date the Death Benefit is payable, the Contract Value is adjusted to equal the greater of the Contract Value on that date or the Purchase Payment reduced by the adjustment for any partial withdrawals. This adjustment to the Contract Value is considered payment of the Death Benefit. Unless a surviving spouse is continuing the Contract under the Spousal Protection Feature (see the Spousal Protection Feature section of this Endorsement), the Death Benefit will be paid in accordance with the Death Benefit Payment Options section of the Contract.

After the Death Benefit is paid, partial withdrawals or a full surrender are not subject to a CDSC.

If the Contract Owner is changed or the Contract is assigned prior to the death of the Annuitant, the Death Benefit will be the Surrender Value, except the Death Benefit will continue to be calculated as described in this Endorsement in the following circumstances:

1)

the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable or irrevocable trust; a change to the Contract Owner’s spouse, or a spouse’s irrevocable or revocable trust, during the Contract Owner’s lifetime; a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime; etc.);

2)	ownership of a Contract issued as an IRA or Roth IRA is being changed from one custodian to another, from the Contract Owner to a custodian, or from a custodian to the Contract Owner;

3)	the assignment is for the purpose of effectuating an exchange pursuant to Section 1035 of the Code; or

4)	the change is the removal of a Contract Owner when the Contract is jointly owned.

Spousal Protection Feature

The Spousal Protection Feature permits a surviving spouse to continue the Contract while receiving the Death Benefit upon the death of the other spouse. When the surviving spouse continues the Contract under the Spousal Protection Feature, the Contract will remain allocated to the same Strategies, and the Death Benefit will not be automatically reallocated to the Fixed Strategy. After the first Death Benefit is paid, CDSC will not apply to any partial withdrawal or a full surrender. In order to take advantage of this benefit the following conditions will apply.

(1)	One or both of the spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.

(2)

The spouses must be Co-Annuitants. On the date the application is signed, Co-Annuitants must be no older than the Maximum Co-Annuitant Age for Return of Premium Death Benefit shown on the Option Specifications Page.

(3)	The spouses must be the Beneficiaries, except that a valid trust or custodial arrangement may be established if it is for the exclusive benefit of each spouse.

(4)

No other person may be named as Contract Owner, Annuitant, Contingent Annuitant, or as primary Beneficiary, except that a Contract Owner or primary Beneficiary may be a valid trust or custodial arrangement established for the exclusive benefit of each spouse.

(5)	If both spouses are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend.

(6)

Death of a Co-Annuitant—Prior to Annuitization, upon the death of a Co-Annuitant, the surviving spouse may continue the Contract as its sole Contract Owner. When a surviving spouse is continuing the Contract under the Spousal Protection Feature, on the date the Death Benefit is payable, the Contract Value is adjusted as follows:

a)	If the Contract Value is greater than the Purchase Payment reduced by the adjustment for any partial withdrawals, no further adjustment is made to the Contract Value.

b)

Otherwise, the Contract Value is adjusted to equal the Purchase Payment reduced by the adjustment for any partial withdrawals. The adjustment to each Strategy’s Strategy Value will be made proportionally

VAZZ-0206AO	2	(Standard) (5/2023)

based on the Contract Value in the Strategies at the time the adjustment is made. Additionally, each Strategy’s Strategy Basis will increase by the same percentage that the Strategy Value increased due to this adjustment.

The process described above is considered payment of the first Death Benefit. Thereafter, the Contract Value may increase or decrease, and partial withdrawals or a full surrender are not subject to a CDSC. The surviving spouse may then name a new Beneficiary but may not name another Co-Annuitant.

(7)

If a Co-Annuitant is added at any time after the Date of Issue a copy of the certificate of marriage must be provided and the date of marriage must be after the Date of Issue. In addition, the Co-Annuitant that is added must be, as of the date the application was signed, no older than the Maximum Co-Annuitant Age for Return of Premium Death Benefit indicated on the Option Specifications Page.

The Spousal Protection Feature, if applicable, pays a Death Benefit (in the form of a Contract adjustment, if any, or an actual payment) on the death of each Co-Annuitant. In no event will Nationwide pay the Death Benefit more than twice.

Executed for Nationwide by:

Secretary	President

VAZZ-0206AO	3	(Standard) (5/2023)

RETURN OF PREMIUM DEATH BENEFIT WITH THE SPOUSAL PROTECTION FEATURE

OPTION SPECIFICATIONS PAGE

Option Fee:	0.15%
Maximum Annuitant Age for Return of Premium Death Benefit:	75
Maximum Contingent Annuitant Age for Return of Premium Death Benefit:	75
Maximum Co-Annuitant Age for Return of Premium Death Benefit:	75

VAZZ-0206AO	4	(Standard) (5/2023)